Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com
FOR IMMEDIATE RELEASE
CME Group Inc. Reports Fourth-Quarter 2013 Financial Results
CHICAGO, February 4, 2014 — CME Group Inc. (NASDAQ: CME) today reported revenues of $687 million and operating income of $323 million for the fourth quarter of 2013. Net income attributable to CME Group was $193 million and diluted earnings per share was $0.58. Excluding the items noted in the reconciliation, adjusted earnings per share would have been $0.64.1

“This was a year of progress,” said CME Group Executive Chairman and President Terry Duffy.  “Throughout 2013 we faced many challenges as we worked with regulators and industry participants to successfully navigate the three waves of the Dodd-Frank clearing mandate.  Our response to a dynamically changing landscape inside and outside the U.S. has been exceptional.  In addition, the economy showed signs of incremental improvement and the Federal Reserve began taking steps to reduce quantitative easing.  We have been successful at not only building our own business for the future, but also in contributing to the regulatory process and laying the groundwork for our customers to move their businesses forward under the new and evolving market structure debate.”

“I am very pleased with fourth-quarter results, highlighted by double-digit average daily volume growth in our futures and options complex when compared with last year,” said CME Group Chief Executive Officer Phupinder Gill.  “This strong performance was driven by a 29 percent increase in interest rate volume.  Innovative new interest rate futures and options product extensions launched in the last few years represented 4 percent of the total interest rate volume in the fourth quarter.  The new year is off to a good start, with increased volatility in interest rate, equity, and energy markets resulting in an increase of 13 percent in average daily volume in January.  Looking ahead, we will continue to build on the most extensive product offering available today to deliver innovative solutions to meet our customers' needs.”

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to Non-GAAP Measures chart at the end of the financial statements.
- more -

    Fourth-quarter 2013 average daily volume was 11.3 million contracts, up 11 percent from fourth-quarter 2012, and included 29 percent growth in interest rate volume. Clearing and transaction fee revenues were $577 million, up 6 percent compared with the same period last year. Fourth-quarter total average rate per contract was 78.0 cents, up from 76.2 cents in third-quarter 2013, driven primarily by a higher proportion of total volume coming from energy and agricultural products, which have higher average fees.
As of December 31, 2013, the company had $2.5 billion of cash and marketable securities and $2.9 billion of debt. The company declared dividends associated with 2013 of $1.5 billion, including the annual variable dividend for 2013 which was paid in January 2014. The annual variable dividend associated with 2013 totaled approximately $870 million and was twice the size of the annual variable dividend associated with 2012.

CME Group will hold a conference call to discuss fourth-quarter and full year 2013 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.
CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our

- more -

customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks;  our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, such as the impact of any changes in domestic and foreign laws or government policy with respect to our industry, including any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced by decreased demand, poor overall economic conditions or a significant change in how market participants trade and use market data; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the continued uncertainty in the financial markets; our ability to accommodate increases in contract volume and order transaction traffic without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business.  For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

# # #

CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$2,469.7	$1,604.7
Marketable securities	68.4	56.6
Accounts receivable, net of allowance	302.7	267.5
Other current assets (includes $40.0 in restricted cash)	209.7	204.3
Cash performance bonds and guaranty fund contributions	21,355.1	6,584.8
Total current assets	24,405.6	8,717.9
Property, net of accumulated depreciation and amortization	513.4	724.0
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,741.2	2,853.7
Goodwill	7,569.0	7,566.9
Other assets (includes $74.0 and $73.0 in restricted cash)	1,873.3	1,825.4
Total Assets	$54,277.8	$38,863.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36.2	$41.7
Short-term debt	749.9	749.7
Other current liabilities	1,169.8	240.7
Cash performance bonds and guaranty fund contributions	21,355.1	6,584.8
Total current liabilities	23,311.0	7,616.9
Long-term debt	2,107.2	2,106.8
Deferred income tax liabilities, net	7,249.7	7,413.3
Other liabilities	449.4	220.5
Total Liabilities	33,117.3	17,357.5
Redeemable non-controlling interest	—	80.8
CME Group shareholders’ equity	21,154.8	21,419.1
Non-controlling interest	5.7	5.8
Total Equity	21,160.5	21,424.9
Total Liabilities and Equity	$54,277.8	$38,863.2

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues
Clearing and transaction fees	$576.8	$544.6	$2,460.4	$2,371.5
Market data and information services	76.5	79.3	315.4	387.1
Access and communication fees	20.8	23.3	83.2	88.8
Other	12.9	13.7	77.3	67.2
Total Revenues	687.0	660.9	2,936.3	2,914.6
Expenses
Compensation and benefits	126.6	113.0	518.9	496.7
Communications	8.6	9.3	35.3	40.1
Technology support services	14.0	14.0	53.6	50.7
Professional fees and outside services	44.9	27.6	130.3	126.8
Amortization of purchased intangibles	25.6	25.9	103.0	116.2
Depreciation and amortization	34.3	33.9	135.1	136.9
Occupancy and building operations	21.6	19.2	78.3	77.0
Licensing and other fee agreements	24.1	19.4	97.9	82.6
Other	64.1	23.0	146.9	95.6
Total Expenses	363.8	285.3	1,299.3	1,222.6
Operating Income	323.2	375.6	1,637.0	1,692.0
Non-Operating Income (Expense)
Investment income	10.0	7.4	44.9	38.7
Gains (losses) on derivative investments	—	(0.1)	—	(0.1)
Interest and other borrowing costs	(38.6)	(44.0)	(151.4)	(132.2)
Equity in net gains (losses) of unconsolidated subsidiaries	12.4	15.9	70.5	30.7
Other non-operating income (expense)	—	(1.3)	—	64.3
Total Non-Operating	(16.2)	(22.1)	(36.0)	1.4
Income before Income Taxes	307.0	353.5	1,601.0	1,693.4
Income tax provision	113.9	185.4	622.9	786.7
Net Income	193.1	168.1	978.1	906.7
Less: net income (loss) attributable to non-controlling interests	—	1.3	1.3	10.4
Net Income Attributable to CME Group	$193.1	$166.8	$976.8	$896.3
Earnings per Common Share Attributable to CME Group:
Basic	$0.58	$0.50	$2.94	$2.71
Diluted	0.58	0.50	2.92	2.70
Weighted Average Number of Common Shares:
Basic	333,636	331,734	332,678	331,252
Diluted	335,311	332,804	334,398	332,319

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013
Trading Days	64	60	64	64	64
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013
Interest rate	4,094	5,656	6,828	5,839	5,274
Equity	2,532	2,608	3,079	2,408	2,471
Foreign exchange	767	1,010	1,042	792	705
Energy	1,489	1,730	1,796	1,609	1,571
Agricultural commodity	982	1,084	1,106	1,009	992
Metal	324	396	471	360	317
Total	10,188	12,484	14,323	12,018	11,331
Venue
Electronic	8,899	10,908	12,457	10,199	9,723
Open outcry	751	885	1,134	1,173	957
Privately negotiated*	539	691	731	646	651
Total	10,188	12,484	14,323	12,018	11,331
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013
Interest rate	$0.494	$0.468	$0.455	$0.484	$0.504
Equity	0.697	0.691	0.714	0.695	0.702
Foreign exchange	0.835	0.848	0.826	0.819	0.835
Energy	1.487	1.390	1.260	1.300	1.279
Agricultural commodity	1.298	1.318	1.378	1.323	1.327
Metal	1.709	1.656	1.613	1.626	1.682
Average RPC	$0.831	$0.785	$0.748	$0.762	$0.780
Note: Fourth-quarter 2012 and first-quarter 2013 volume and RPC data does not include volume and revenue from our acquisition of the Kansas City Board of Trade completed on November 30, 2012. Kansas City Board of Trade average daily volume for first-quarter 2013 totaled 24,579.
*The privately negotiated venue average daily volume includes both traditional block trades as well as what was historically categorized as CME ClearPort. Going forward there will no longer be a break out for CME ClearPort.

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

Quarter Ended
December 31, 2013
GAAP Net Income Attributable to CME Group	$193.1

Add: Loss on sale of NYMEX building	27.1

Add: Intangible asset write-off by unconsolidated subsidiary	6.9

Less: Tax effect of loss on sale of NYMEX building and intangible asset write-off	(12.8)

Adjusted Net Income Attributable to CME Group	$214.3

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$0.58
Diluted	0.58

Adjusted earnings per Common Share Attributable to CME Group:
Basic	$0.64
Diluted	0.64

Weighted Average Number of Common Shares:
Basic	333,636
Diluted	335,311